EXHIBIT 16

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM COULTER & JUSTUS, P.C.

August    , 2010

Securities and Exchange Commission
Washington, D.C.  20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated August 31, 2010, of Progreen Properties, Inc. and are in agreement with the statements contained in the first and second paragraphs of Item 4.01 on Page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

We hereby confirm that there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) that occurred within the two most recent fiscal years of Progreen Properties, Inc.

Sincerely,

By:  /s/ Coulter & Justus, P.C.
Coulter & Justus, P.C.

cc:   Jan Telander